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                                                                   Exhibit 10.31

                            MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT ("Agreement") is between Appiant Technologies, Inc., a Delaware corporation, with a principal place of business at 6663 Owens Drive, Pleasanton, CA 94588 ("Appiant") and InPhonic, Inc., a Delaware corporation, with a principal place of business at 1010 Wisconsin Avenue, Suite 250, Washington, D.C. 20007 ("Client"), dated as of March 22, 2001 ("Effective Date"). Appiant and Client shall be referenced to separately as "Party" and collectively as the "Parties".

                                   Background.

     WHEREAS, Appiant wants to deliver and Client wants to receive certain unified communications and information application products and services (the "inUnison(TM) Services"); and

     WHEREAS, Client wants to make certain inUnison(TM) Services available to Client's customers ("Subscribers") to offer to end users (the "End Users") by an Internet-based portal ("Portal"); and

     WHEREAS, the inUnison(TM) Services that Client may order hereunder are identified in the features set forth on the attached Exhibit A, entitled " inUnison(TM) Features"; and

     WHEREAS, the inUnison(TM) Services requested by Client to be provided by Appiant together with any related services or products will be submitted by Client to Appiant in accordance with this Agreement on the standard purchase order form, attached as Exhibit B (the "Purchase Order"); and

     WHEREAS, a jointly developed detailed description of the inUnison(TM) Services and any related services and products that are ordered by Client and accepted by Appiant (the "Designated Services") for provisioning will be set forth in a statement of work, as more particularly described below ("SOW").

     NOW THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the Parties agree as follows:

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                                   Agreement.

1. Term.

     a.Initial Term and SOW Term. the initial term of this Agreement is three years from the Effective Date (the "Initial Term"). The term of each SOW, as more particularly described below, will begin on the date specified in the SOW (each a "SOW Effective Date") and will be coterminous with this Agreement unless a shorter term is specified in the applicable SOW.

     b. Renewal. Client will notify Appiant 90 days prior to the expiration of the Initial Term if Client wants to renew this Agreement (and all selected SOWs), with the Initial Term and any renewal period being referred to herein as the "Term".

2. Services.

     a.Designated Services. Prior to initiating any work in connection with the development of a SOW, InPhonic must issue and Appiant must accept in writing a Purchase Order for those services to be set forth in the applicable SOW. Should InPhonic terminate the Purchase Order after Appiant has accepted the Purchase Order in writing but before the Parties are delivering Designated Services to Subscribers, then Appiant will invoice InPhonic for all reasonable expenses incurred by Appiant in reliance upon such Purchase Order. InPhonic will pay such invoice within 30 days from the date it is received by InPhonic, as long as Appiant has given InPhonic written notice of such expenses prior to incurring them and InPhonic has not reasonably denied them in written response to Appiant. All Designated Services are set for in a SOW and incorporated by reference into this Agreement.

               i. Modifications. Appiant reserves the right to modify the Designated Services from time to time, provided that Appiant will not modify them in a manner that would (i) materially impact (for purposes of this Section, the Parties recognize that the term "materially impact" means a modification in the Designated Services that would render Client in breach of an Agreement with its customer) a Purchase Order still in effect or (ii) have a significant adverse affect on Client's use of or ability to use the Designated Services, as long as Appiant provides Client with at least 30 days prior written notice to Client of any such modifications.

               ii. Co-Branded Portal. Appiant will develop and deliver a co-branded Portal, containing certain elements ("Co-Branded Elements") pursuant to a jointly developed SOW ("Co-Branded Portal"). Such Co-Branded Portal will have a dual-branded

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                    URL, as agreed upon by the Parties in the relevant SOW. The
                    Parties will agree and set forth in each SOW who will own, manage and approve the advertising inventory on the Co-Branded Portal. Parties can promote or sell advertising inventory that does not interfere or compete with any Parties' products or services, based on the relevant SOW. Approval for advertising is required by all Parties and will not be unreasonably withheld.

               iii. Co-Branded Elements. Client warrants and represents to
                    Appiant that Client has full power and authority to provide to Appiant, and to authorize Appiant's use of, the Co-Branded Elements. Client grants to Appiant a non-exclusive, nontransferable (unless expressly provided for herein), worldwide, royalty-free, irrevocable (during the Term) license to reproduce, display, perform, modify, prepare derivative works of and otherwise use the Co-Branded Elements for the purpose of branding Client's Co-Branded Portal and making such Co-Branded Portal available as User Services.

     b.   Use of Designated Services.

               i. Storage Capacity. Client may provide or resell to Subscribers certain agreed upon Designated Services ("User Services") and such Subscriber's authorized end users ("Users"), in accordance with the terms and conditions of this Agreement.

               ii. Portal. Each User will have access to a Portal that enables access to the User Services. Each Portal provided hereunder will have the storage capacity as agreed upon in the applicable SOW.

                    1. Maximum Limit. Appiant will notify User when User's Portal is approaching or exceeds the maximum limit. Thereafter, if such User exceeds the maximum storage capacity, Appiant may (i) provide additional storage to Client at the fees set forth in the applicable SOW (or if no fees indicated, at Appiant's then-current standard rates); or (ii) bounce email messages, fax messages, voice-mail messages, calendar content, and other content, as applicable, from the affected User's Portal, at Appiant's discretion.

                    2. Storage Limitation. Notwithstanding the foregoing, if Client or its Users are exceeding the maximum storage limit, Appiant will provide notice to the Client or its Users that it must either purchase more

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                         storage or Appiant will be required to limit such
                         storage where necessary to protect the Appiant System (as defined below), with Appiant providing notice to Client (by e-mail or otherwise).

                    3. Additional Storage. At any time during the Term, Client may purchase additional storage for all Portals on a particular domain or all domains, at the fees set forth in the applicable SOW (or if no fees indicated, at Appiant's then-current) standard rates.

     iii. Acceptable Use Policy: Client agrees to adhere to Appiant's policy regarding acceptable use of the inUnisonTM services, a copy of which is attached to this Agreement and may be viewed at www.appiant.com ("Acceptable Use Policy"). Client agrees that prior to each User's initial use of the User Services, Client will obtain, or will ensure that its Subscriber obtains binding consent from such User to adhere to terms of use that are no less restrictive than the Acceptable Use Policy. Upon 10 days notice (through e-mail notification or otherwise) to Client, Appiant, in its sole discretion, may modify the Acceptable Use Policy provided such does not materially impact a Purchase Order still in effect. Client will be responsible for communicating such modifications to Users within 10 days of Client's receipt of such modification.

     iv. Unlawful Use. If Appiant becomes aware of or suspects any violation of the Acceptable Use Policy, Appiant will attempt to notify Client and provide reasonable detail of such violations.

               1. However, Appiant reserves the right to immediately suspend or terminate any portion of the Designated Services, in whole or in part, to Client or any User if Appiant reasonably determines, in its sole discretion, may be in violation of the Acceptable Use Policy. Appiant may also take such action when it believes it is reasonably necessary to protect Appiant's interests or the interests of other customers or users.

               2. If a User uses the User Services in violation of the Acceptable Use Policy and thereby causes damage or added expense to Appiant, Client will be liable to Appiant for such damage or added expense.

               3. Client agrees to notify Users that the use of the User Services, including the initiation or delivery of any spam, will use or cause to be used Appiant's equipment in the State of California and that violations of the Acceptable Use Policy may subject User, as applicable, to criminal or civil liability, including without limitation liability under California

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                    Business & Professions Code Section 17538.45. Client will
                    cooperate with Appiant in investigations and other actions taken for suspected or known violations of the Acceptable Use Policy.

     v. Additional Restrictions. Client agrees that it will not, and will not permit any third party to, (i) sell, transfer, lease, license or sublicense any of the rights granted under this Agreement except as expressly permitted herein; (ii) attempt to download or otherwise obtain a copy of any software on the Appiant System (as described below); or (iii) allow access to the Designated Services to any third party other than as expressly permitted in this Agreement.

     vi. Privacy. Client agrees that prior to each User's initial use of the User Services, Client will obtain, or will ensure that its Subscriber obtains, binding consent from such User to adhere to a privacy policy that allows Appiant to use and disclose all information regarding Users that is disclosed, collected or generated in connection with the Designated Services, including without limitation any information transmitted in connection with the User Services ("User Information") as follows: (a) as required by law, (b) to provide the Designated Services, (c) to operate or maintain with the Appiant System, (d) to monitor the usage of the Designated Services and any trends, or patterns related thereto, (e) for other purposes that may be identified by Appiant from time to time upon 10 days notice to Client (via e-mail or otherwise), as mutually agreed upon by the Parties.

     vii. Change Management Procedure. Either Client or Appiant can submit a request to change the services under an SOW (a "Service Change Request") or (a "Service Change Order") as described below:

               1. Service Change Request. Appiant and Client may submit a Service Change Request provided the change is to be made within the scope of the current SOW and will not result in a change in fees to Client. If Appiant determines that the Service Change Request will result in a fee change, it will be processed as a Service Change Order.

               2. Service Change Order. Appiant and Client may submit a written Service Change Order to initiate a change to the service deliverables that are not within the scope as defined in the relevant SOW. The Service Change Order must include:

                        a.   A description of the requested change;

                        b.   The purpose for the change;

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                              c.   Date of requested implementation;

                              d.   Signature of authorized requester.

                    3. Appiant will advise Client of the resultant impact of a Service Change Request or Service Change Order on fees and Service Fee Schedule for the relevant SOW. Prior to implementation, the Parties must mutually agree upon all Service Change Orders. Pending such agreement, Appiant shall continue to perform and to be paid as if such Service Change Order had not been requested or recommended, provided that if either Party proposes a Service Change Order which represents a material change in the Operations Services in the other Party's reasonable judgment, and such Service Change Order remains outstanding for 30 days or is rejected by the other Party, either Party shall have the right to terminate the relevant SOW provided the escalation procedures under this Master Agreement have been completed and have failed to resolve this issue.

                    4. Once a Service Change Order is implemented, the fees to Client will be adjusted accordingly.

     c. Additional Services. "Additional Services" will mean those services requested by Client of Appiant that are outside the scope of the Designated Services. If Client requests provision of Additional Services, Appiant will review such written request, and if the Parties agree upon a written Purchase Order for such Additional Services, including any fee adjustments, then Appiant may provide such Additional Services as set forth in a jointly developed SOW.

     d. Equipment. If Client requires the use of any Equipment not set forth in the applicable SOW, then the Parties will agree upon the details of identification and use of such Equipment and attach an exhibit entitled Equipment to the applicable SOW. Both Parties must have a duly authorized representative sign such an Equipment exhibit.

2.   Responsibilities.

       a.   Client's Responsibilities.

               i. Client will appoint an individual ("Client's Contract Manager") who from the Effective Date will serve as the primary Client representative under this Master Agreement. The Client's Contract Manager will (a) have overall responsibility for managing and coordinating the performance of Client's obligations under this

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                    Master Agreement and (b) be authorized to act for and on
                    behalf of Client with respect to all matters relating to this Master Agreement.

               ii. As of the Effective Date and continuing for so long as Appiant requires the same for the performance of the Services, Client will provide to Appiant, at no charge to Appiant those resources listed in the relevant SOW.

               iii. Client is solely responsible for any written or oral
                    representations it provides to Users with respect to the Appiant Technology, including, without limitation, the inUnison(TM) service and the Appiant System.

     b.   Appiant's Responsibilities.

               i. Appiant will appoint an individual ("Appiant's Contract Manager") who from the Effective Date will serve as the primary Client representative under this Master Agreement. Appiant's Contract Manager will (a) have overall responsibility for managing and coordinating the performance of Appiant's obligations under this Master Agreement and (b) be authorized to act for and on behalf of Appiant with respect to all matters relating to this Master Agreement.

               ii. Appiant will use any agreed upon Client resources or facilities only in connection with its obligations hereunder to Client.

4.   Proprietary Rights.

       a. Appiant Technology. For purposes of this Agreement, "Appiant Technology" will mean Appiant's proprietary technology, including, without limitation, any hardware designs, algorithms, designs, libraries, know-how, trade secrets, instruction manuals, on-line help files, the inUnison(TM) service, the computer system used by Appiant to provide the inUnison(TM) service ("Appiant System") all software (in source and object code form), specifications, processes, techniques, concepts, ideas, improvements, discoveries, inventions, and other technology made or developed in connection with the Services, all derivatives, improvements, enhancements or extensions thereof conceived, reduced to practice, or developed during the Term of this Agreement, and all intellectual property rights related thereto, provided, however, Client will have the right, title and ownership to certain information as set forth in a relevant SOW, including but not limited to local DID access numbers, 800 access numbers, URLs, and Subscriber information to the extent it does not interface with Appiant's obligations in connection with the Designated Services.

               i. Subject to the terms and conditions of this Agreement, Appiant grants Client a non-exclusive, non-transferable, royalty-free limited license to use the Appiant Technology solely in connection with

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                    Designated Services during the Term. Appiant and its
                    licensor retain all rights, title and interest in and to the Appiant Technology.

               ii. Except as permitted by applicable law, Client may not decompile, reverse engineer, disassemble, modify, rent, lease, loan, distribute, reproduce, sublicense, assign, transfer or create derivative works of the Appiant Technology. Client may not remove, deface or obscure any of Appiant's or its licensors' proprietary rights notices on or in the Appiant technology or on output generated by the Appiant Technology. If a license agreement is included with any Appiant Technology provided hereunder, to the extent such license agreement is inconsistent with this Agreement, Client will be subject to the terms and conditions of such license agreement with respect to such Appiant Technology. Client agrees that any violation of such license agreement will constitute a material breach of this Agreement.

     b. User Information. Notwithstanding anything to the contrary herein, Appiant may use and disclose the User Information in connection with exercising its rights and performing its obligations under, or as otherwise expressly permitted by, this Agreement, including, without limitation, (i) as required by law, (ii) to provide the Designated Services (iii) to operate or maintain the Appiant System, and (iv) for its own internal purposes to monitor the usage of the Designated Services and any trends, or patterns related thereto.

     c. Enabling Technology. Client understands that the Designated Services are enabling technology with evolving functions. Client acknowledges that Appiant owns the inUnison(TM) services and related documentation, and all authorized or unauthorized copies or Appiant modifications thereof, as well as all rights contained in or evidenced by any copyright, trade secret, patent or other intellectual or industrial property rights. All physical copies of the Appiant Technology in any form, including but not limited to diskette or tape media, and related documentation remain Appiant property.

     d. Trademarks. Each Party ("Licensor") hereby grants to the other Party ("Licensee") a revocable, non-exclusive, non-transferable (unless expressly provided for herein), non-sublicensable (except to independent contractors performing work on behalf of Licensor), worldwide, royalty-free fully paid-up license during the Term to use the trademarks, service marks, slogans and logos ("Marks") designated by Licensor in any SOW solely for the purposes set forth herein. Licensor reserves all of its rights in the Licensor Marks and Licensee claims no rights whatsoever in the Licensor Marks other than those granted by this Agreement. Any use of the Licensor Marks by Licensee will be pursuant to and in compliance with Licensor's guidelines for trademark usage that may be provided by Licensor from time to time. All goodwill attributed to the Licensor Marks will inure to the benefit of Licensor exclusively.

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     e.   Client Technology. Client agrees that in the course of performing the
          Designated Services Appiant may reasonably determine it needs access to Client's tangible equipment or Client's proprietary technology ("Client Technology"). Therefore, Client hereby grants to Appiant a nonexclusive, royalty-free license, during the Term, to use the Client Technology solely for the purposes of delivering the Designated Services to Client. To the extent that Client or its employees or contractors participate in the creation or development of technology with Appiant, Client and Appiant will set forth in a relevant SOW the determination of rights, title and interest, including all intellectual property rights in such jointly developed technology.

     f. Appiant Tools. Notwithstanding anything in this Agreement to the contrary, any license of Appiant Technology is granted to Client exclusive of any and all development tools used by Appiant in performing the Designated Services which are based on trade secrets or proprietary information of Appiant or are otherwise owned or licensed by Appiant (each, an "Appiant Developmental Tool"), Appiant retains all right, title and interest in and to each Appiant Developmental Tool.

     g. Further Assurances. Each Party shall, at its own expense, promptly execute and deliver such further documents and take any and all other action reasonably requested by the other Party from time to time, for the purpose of fully effectuating the intent and purposes of this Agreement, including without limitation, each SOW, and to protect the interests of the other Party, its successors and assignees.

5.   Confidential Information.

       a. Definition. "Confidential Information" of a Party means (i) any Appiant Technology, the terms and pricing under this Agreement, and all information clearly marked as confidential by the disclosing Party at the time of disclosure or, if disclosed orally, summarized in writing, marked as confidential and delivered to the receiving Party within 30 days of disclosure. Confidential Information will not include information that: (a) is in or enters the public domain without breach of this Agreement; (b) the receiving Party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (c) the receiving Party knew prior to receiving such information from the disclosing Party or develops independently.

       b. Restrictions. Each Party agrees: (i) that it will not use any Confidential Information of the other Party for any purpose other than to exercise its rights and perform its obligations under this Agreement, (ii) that it will not disclose to any third party any Confidential Information of the other Party except as expressly permitted in this Agreement, provided, however, that either Party ("Recipient") may (a) disclose the Confidential Information of the other Party

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            ("Discloser") to Recipient's employees and contractors who need to know such information and who are bound in writing by restrictions regarding disclosure and use of such Confidential Information comparable to those set forth herein and (b) use or disclose such Confidential Information to the extent Recipient is legally compelled to disclose such Confidential Information, provided, however, that prior to any such compelled disclosure, Recipient will give Discloser reasonable advance notice of any disclosure and will cooperate with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information, and (iii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own confidential or proprietary information of a similar nature.

6. Most Favored Client and Non-Compete. During the Term, Appiant will not give more favorable prices to any substantially similarly situated customer than available to Client hereunder, except for government or non-profit organizations. In return, Client will not enter into an agreement with any party except Appiant with regard to services substantially similar to the Designated Services. If Client does enter into an agreement with a third party in connection with services substantially similar to the Designated Services, Client will immediately pay to Appiant any sum Appiant provided, including the amount referenced in the letter dated February 10, 2001.

7.   Payment.

       a. Fees. Client will pay Appiant the fees more particularly described on an exhibit attached to the relevant SOW (the "Service Fee Schedule"). The Parties will agree in writing to features and related prices prior to presenting them to prospective Subscribers. During the first 12 months of the Initial Term, Appiant will issue to InPhonic warrants to acquire 2 shares for each Subscriber up to a total of 200,000 shares. As previously agreed in the letter dated February 10, 2001, executed by Messrs. Zorn and Steinberg, the terms and conditions of such warrants will be set forth in a Warrant Agreement, which is subject to approval by the Board of Directors of Appiant.

       b. General Payment Terms. Monthly recurring charges will be billed in advance of the provision of Designated Services. All other charges for Designated Services provided and expenses incurred during a month (e.g., professional services, and additional bandwidth), subject to the prior written approval (which shall not unreasonably be withheld) by the Client, will be billed at the end of the month in which the Designated Services were provided. All payments are due 30 days after the invoice. Appiant may charge a late fee of one and 1.5% per month, or, if less, the maximum amount allowed by applicable law, for payments made by Client after the due date. Client will cooperate with Appiant to arrange for electronic payment of each monthly invoice.

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          c.   Taxes. Except as specifically stated to the contrary in the relevant SOW, all amounts payable under this Agreement will be made in U.S. dollars, and are exclusive of any sales, use, excise, property or any other taxes associated with the provision of the Designated Services or User Services. Client is responsible for payment of any and all such taxes (excluding taxes based on Appiant's new income). If Client is required by law to deduct or withhold any taxes, levies, imposts, fees, assessments, deductions or charges from or in respect of any amounts payable hereunder to Appiant, (i) Client will pay the relevant taxation authority the minimum amounts necessary to comply with the applicable law, (ii) Client will make such payment prior to the date on which interest or penalty is attached thereto, and (iii) the amounts payable hereunder will be increased as may be necessary so that after Client makes all required deductions or withholdings, Appiant will receive amounts equal to the amounts it would have received had no such deductions or withholdings been required.

8.   Warranties.

          a. Appiant Disclaimer. ALL DESIGNATED SERVICES, AND SERVICES RENDERED OR EQUIPMENT SUPPLIED IN CONNECTION WITH THIS AGREEMENT, ARE RENDERED AND SUPPLIED "AS IS," UNLESS SPECIFICALLY NOTED TO THE CONTRARY. APPIANT AND ITS SUPPLIERS MAKE NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED. REGARDING THE DESIGNATED SERVICES, AND SERVICES RENDERED OR EQUIPMENT SUPPLIED IN CONNECTION WITH THIS AGREEMENT AND SPECIFICALLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS, TO THE MAXIMUM EXTENT PERMITTED BY LAW.

          b. Authorization. Each Party represents and warrants to the other Party that it has the right to enter into and perform this Agreement and that performance by such Party of its obligations hereunder will not cause it to be in breach of any other agreement to which it is a party.

          c. Pass-Through Warranties. To the extent it is allowed, Appiant will pass through to Client rights it obtains under warranties or indemnities given by any subcontractors or suppliers in connection with any work or product provided by Appiant pursuant to this Agreement.

          d. Client's Responsibilities. Client will be solely responsible for any warranties it provides to Users with respect to the Designated Services, including, without limitation, the inUnison(TM) service and the Appiant System.

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9.   Limitation of the Liability. IN NO EVENT WILL EITHER PARTY'S LIABILITY
     ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY DAMAGES OR LIABILITY FROM ANY CAUSE WHATSOEVER, REGARDLESS OF FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE OR OTHERWISE, EXCEED THE AMOUNT PAID BY CLIENT TO APPIANT HEREUNDER IN THE 12 MONTHS PRIOR TO ANY CLAIM. EXCEPT WITH RESPECT TO EITHER PARTY'S INDEMNIFICATION OBLIGATIONS, IN NO EVENT WILL EITHER PARTY, OR ITS SUPPLIERS, BE LIABLE TO THE OTHER PARTY, OR TO ANY THIRD PARTY, FOR CONSEQUENTIAL, EXEMPLARY, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, EVEN IF THE PARTY OTHERWISE LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER PARTY WILL BE LIABLE FOR ANY ACTUAL OR ALLEGED INFRINGEMENT BY ANY THIRD PARTY MATERIALS ACCESSED, TRANSMITTED OR OTHERWISE MADE AVAILABLE THROUGH THE DESIGNATED SERVICES OR APPIANT OR CLIENT TECHNOLOGY.

10.  Indemnification.

          a. Appiant Indemnity. Appiant will defend Client from and against any and all third-party claims, actions or demands ("Claim") against Client and pay all related damages, costs and other liabilities finally awarded against Client by a court of competent jurisdiction or obtained through settlement to the extent such Claim is based on a claim that the Appiant Technology infringes any valid United States patent, copyright or trade secret or that the Appiant Marks infringe any valid trademark or copyright of a third party. These obligations do not include any claims to the extent they are based on use of the Appiant Technology in violation of this Agreement or in combination with any other software or hardware, or any modification to the Appiant Technology, either by Clients or Users or by Appiant, pursuant to Client's specifications (including without limitation branding of the Co-Branded Portal). If any portion of the Appiant Technology becomes, or in Appiant's reasonable opinion is likely to become, the subject of a claim of infringement, then Appiant may, at its option and expense, (i) procure for Client the right to continue using such Appiant Technology or (ii) replace or modify the Appiant Technology so that it becomes non-infringing. The indemnity obligations set forth in this Section 10 are contingent upon: (a) Client giving prompt written notice to Appiant of any such claim(s); (b) Appiant having sole control of the defense or settlement of the claim; and (c) at Appiant's request and expense, Client cooperating in the investigation and defense of such claim(s). THE FOREGOING STATES APPIANT'S SOLE AND EXCLUSIVE LIABILITY AND CLIENT'S SOLE AND EXCLUSIVE REMEDY FOR CLAIMS INVOLVING INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS.

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          b.   Client Indemnity. Client will defend Appiant from and against any and all Claims against Appiant and pay all related damages, costs and other liabilities finally awarded against Appiant by a court of competent jurisdiction or obtained through settlement, (i) resulting from Client's marketing or resale of the inUnison(TM) service under this Agreement, (ii) to the extent such Claim is based on a claim that the Client Technology infringes any valid United States patent, copyright or trade secret, and (iii) to the extent such Claim is based on a claim that the Client Marks infringe any valid trademark or copyright of a third party; provided that Client will not be liable with respect to any claims, actions or demands for which Appiant is liable under
               Section 10(a). The indemnity obligations set forth in this
               Section 10(b) are contingent upon: (i) Appiant giving prompt written notice to Client of any such claim(s); (ii) Client having sole control of the defense or settlement of the claim; and (iii) at Client's request and expense, Appiant cooperating in the investigation and defense of such claim(s).). THE FOREGOING
               STATES CLIENT'S SOLE AND EXCLUSIVE LIABILITY AND APPIANT'S SOLE AND EXCLUSIVE REMEDY FOR CLAIMS INVOLVING INTELLECTUAL PROPERTY
               OR PROPRIETARY RIGHTS.

11.  Dispute Resolution.

          a. Initial Step. All disputes, controversies, or claims arising out of or relating to a Subscriber (each a "Dispute", collectively "Disputes") shall be referred to the Appiant Project Manager and the Client Project Manager prior to escalation to Appiant's COO and Client's COO, with the ultimate escalation to each other's CEO.

          b. Second Step. If the Appiant Project Manager and the Client Project Manager are unable to resolve the Dispute within 7 business days after referral of the matter to them, notice shall be given to Appiant's COO and Client's COO about the matter, who will then have 4 business days to resolve the Dispute, otherwise the matter will then be referred to each other's CEO for resolution.

          c. Final Step. If the CEOs are unable to resolve, or do not anticipate resolving, the dispute within 3 days after referral of the matter to them, the Parties will submit the Dispute to arbitration.

          d. No Legal Proceedings. Neither Party will institute legal proceedings against the other with respect to a Dispute until after the Dispute has been considered by the CEOs of each respective Party, without prejudice to the legal position of either Party.

          e. Payment Provisions During Dispute. Client will not withhold payments during a dispute, but instead, pay Disputed amounts into an escrow account, which will be promptly dispersed to the appropriate party upon resolution of the Dispute.

          f. Discussions and Documents. Discussions and correspondence among the representatives referenced in this Section 11 and prepared for purposes of the dispute negotiations shall be treated as confidential information developed for purposes of settlement, shall be exempt from discovery and production, and shall not be admissible in any arbitration or judicial proceeding initiated after the completion of such discussions. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in any subsequent proceeding.

12.  Termination.

          a. Termination for Breach Other than Non-Payment. Either Party, except for failure to pay, may terminate this Agreement by giving to the other Party notice of such termination upon the occurrence of any of the following events (each a "Default"): (i) the other Party materially breaches or defaults in any of the material terms or conditions of this Agreement and fails to cure such breach or default within 60 days of receipt of written notice thereof or as such other period as agreed upon in a particular SOW, (ii) the other Party makes any assignment for the benefit of creditors, is insolvent or unable to pay its debts as they mature in the ordinary course of business, or (iii) any proceedings are instituted by or against the other Party in bankruptcy or under any insolvency laws or for reorganization, receivership or dissolution.

          b. Termination for Non-Payment. If Client defaults in the payment when due of any amount due to Appiant pursuant to this Agreement and does not cure such default within 30 days after being given written notice of such default, Appiant may, by giving written notice thereof to Client, terminate this Agreement as of the date of receipt by Client of such notice or as of a future date specified in such notice of termination.

          c. Termination for Convenience. After the Initial Term hereof, either Party may terminate this Agreement for any reason by providing 90 days prior notice to the other.

          d.   Effect of Termination. Upon any termination of this Agreement:
               (i) Client will immediately destroy all copies of the Appiant Confidential Information in its possession or under its control; and (ii) Appiant will destroy any Client Confidential Information in its possession or under its control. Within 30 days of termination or expiration of this Agreement, Client will pay Appiant all accrued and unpaid fees and charges.

          e. Migration Upon Termination. Upon notice of termination for any reason other than Client's material breach, Appiant will provide reasonable assistance to Client in the migration of the inUnison(TM) service to a third party service provider as reasonably requested and paid for by Client, and Client further agrees to pay for all inUnison(TM) services rendered to Client until the migration is complete. If termination of this Agreement is due to Client's breach, Client will, in addition to payment of all inUnison(TM) service fees, pay for Appiant's assistance in such migration at Appiant's then-current time and materials rate and will pay any out-of-pocket expenses incurred by Appiant in connection with such migration. After migration, Appiant may delete all stored messages and content of Client and Users on the Appiant System and will cease providing all Designated Services and access by Client and Users to the Appiant System.

          f. Survival. Sections 8(a) ("Appiant Disclaimer"), 9 ("Limitation of Liability"), 5 ("Confidential Information"), 10
               ("Indemnification"), 12 ("Term and Termination") and 13 ("Miscellaneous") will survive any expiration or termination of this Agreement.

13.  Miscellaneous.

          a. Notices. Notices under this Agreement will be in writing and will be deemed given when delivered personally, by facsimile (with confirmation of receipt), or conventional mail (registered or certified, postage prepaid with return receipt requested). Notices will be addressed to the Parties and the addresses appearing in the introductory paragraph of this Agreement, but each Party may change the address by written notice in accordance with this paragraph.

          b. Assignment. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may transfer or assign this Agreement without the other party's prior written consent, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign this Agreement without the other Party's consent
               (i) to any entity in which the Party has a greater than fifty-percent (50%) equity ownership interest or of which the Party has voting control, (ii) to any entity that buys fifty percent (50%) or more of the Party's stock or all or substantially all of that Party's assets, or (iii) as part of a merger, reorganization or re-incorporation, by operation of law or otherwise.

          c. Relationship of the Parties. In providing the Designated Services, Appiant is acting only as an independent contractor. Except as expressly set forth in this Agreement, neither Party undertakes to perform any obligation of the other Party or any other person, whether regulatory or contractual, or to assume any responsibility for the business or operations of the other Party or any other person. Appiant will not be considered or be deemed to be an employee, joint-venture or partner of Client or any other person, and no other similar relationship is intended or created by and between Appiant and Client. Appiant has the sole right to supervise, mandate, contract, direct, procure, provide or cause to be provided all Designated Services. Neither Party will make any representation, express or implied, that such Party is an employee, agent or legal representative of the other Party, nor will either Party assume or incur liabilities or obligations of any kind to a third party in the name or on behalf of such Party. Nothing contained in this Agreement is intended or is to be construed to create a partnership, employment, joint venture or agency relationship between Appiant and Client.

          d. Force Majeure. Appiant will not be deemed to be in default of, or to have breached, any provision of this Agreement as a result of, or be liable for any loss, damage or penalty resulting from, any act, omission or condition beyond Appiant's reasonable control, including without limitations, acts of God, strikes, lockouts, riots, acts of war, governmental regulations, fire, power failure, earthquakes, severe weather, floods or other natural disaster or Client's, Users' or any third party's actions, hardware software or communications equipment or facilities (each a "Force Majeure Event").

          e. Press Release. Any press release, public announcement or other disclosure pertaining to this Agreement or the association of the Parties with respect to the subject of this Agreement shall be subject to the prior written approval of the other Party, which such approval shall not be unreasonably withheld when disclosure is deemed by the disclosing Party to be legally required of such Party; provided , however, upon execution of the Agreement the Parties will work together to agree upon a press release regarding the relationship between the Parties hereunder.

          f. General Provisions. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. The Parties hereby waive and disclaim the applicability of the provisions of the United Nations Convention on the International Sale of Goods.

          g. Export Regulations. This Agreement is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of hardware, software, technical data or products thereof. Notwithstanding anything to the contrary in this Agreement, neither party will directly or indirectly export (or re-export), or permits the transshipment of, and hardware, software, technical data or products thereof (i) to any country or destination for which the United States government or a United States governmental agency requires an export license or other approval for export without first having obtained such license or other approval or (ii) otherwise contrary to United States law. Except as specifically stated in a relevant SOW to the contrary, Client bears the obligation for its Subscribers and Users for any export of such items and all taxes, fees, and issues that flow therefrom.

          h. Sublet Headings. The subject headings or captions of the sections and subsections of this Agreement are included solely for purposes of convenience and reference only and will not be deemed to explain, modify, limit, amplify or aid the meaning, construction or interpretation of any of the provisions of this Agreement.

          i. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          j. Entire Agreement. This Agreement sets forth the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous letters of intent, agreements, covenants, negotiations, arrangements, communications, representations, understanding or warranties, whether oral or written, by any officer, employee, or representative of either party relating thereto. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein have been made by either Party hereto.

          k. Waiver. No delay or omission by either party to exercise any right or power provided under this Agreement, whether by conduct or otherwise, in any one or more instances, will impair any such right or power or be deemed to be a waiver or release thereof of any other right or power, whether or not similar. No waiver will be binding unless executed in writing by the Party making the waiver. Except as otherwise expressly provided herein, all remedies for this Agreement will be cumulative and in addition to, not in lieu of, any other remedies available to either Party at law, in equity or otherwise.

          l. Reformance/Severability. If any provision of this Agreement is declared invalid by any court of competent jurisdiction, then such provision will be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, will be deemed a provision of this Agreement as though originally included herein. If the provision invalidated is of such a nature that it cannot be so adjusted, the provision will be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of the Agreement will remain in effect.

          m. Order of Precedence. Any inconsistency between this Agreement and a SOW shall be resolved by giving priority and precedence in the following

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

               order: (a) first to be relevant SOW(s) including all attachments thereto, (b) the Master SOW, and (c) then to this Master Agreement, provided that the Master Agreement terms and conditions will met to the fullest extent possible.

          n. Inspection. Client has the right to audit or otherwise examine (or have audited or examined) all applicable books, records, documents, and other data of the other Party (including computations and projections) directly relating to Subscribers under a particular SOW. Appiant has the right to audit or otherwise examine (or have audited or examined) all applicable books, records, documents, and other data of the other Party (including computations and projections) directly relating to Appiant's obligations under a particular SOW. The Party allowing the audit shall make available at its office at all reasonable times the materials described in the preceding paragraph of this Section for examination, audit, or reproduction for a period of three (3) years after termination of this Master Agreement or the applicable SOW.

          o. Insurance. Appiant and Client shall maintain the following insurance coverage: statutory workers' compensation, employer's liability, comprehensive automobile liability with a combined single limit of $1,000,000 for each occurrence for bodily injury and property damage liability, and comprehensive commercial general liability in an amount of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, and errors and omission insurance in an amount not less than $2,000,000.00. The Parties shall immediately notify each other upon receipt of notice of cancellation of any policy.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

      APPIANT TECHNOLOGIES, INC.                      INPHONIC, INC.


      By /s/ Douglas S. Zorn                    By /s/ David A. Steinberg
        ___________________________                ___________________________


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

                                   MASTER SOW

This Master SOW is to be used in connection with the Master Services Agreement executed by Appiant Technologies, Inc. ("Appiant") and InPhonic, Inc. ("Client"), the terms of which are incorporated herein by reference.

The inUnison(TM) implementation for Client is a managed service offering from Appiant. Appiant will host the hardware and software required for this service, and will provide Client administrative access to the system. Client will be responsible for provisioning service (either through subscriber "self-provisioning" or Client administrative provisioning) for their customers, and providing first-level technical support for the inUnison(TM) product, which should be further detailed in the relevant SOW. Client may choose to bill or have Appiant bill their customers for the inUnison(TM) product (i.e., credit card billing, etc.), accounting for sales to Subscribers, and remitting payments to Appiant on a monthly basis, together with supporting data in sufficient detail to enable auditing by Appiant.

The inUnison(TM) Features available Consolidated Message Store; Any Device Access; Calendaring; Contact Manager; Single Number Reach; Call Screening; Outbound Calling; Bounce Back Features; Toll Free Access; Synchronization; Web-Based Administration; Text to Speech; Speech Recognition; and Message Notification. The inUnison(TM) Future Release available for launch, including Call Whisper; Call Transfer; Call Conferencing; Team Messaging; Integration of the Signup Factory; and Minute Bundle Replenishment; and XML Formatted Agency Feeds. Appiant will diligently pursue having Voice On Demand and Fax on Demand for launch. Call Blast is available as a post launch feature.

Appiant will provide the software and hardware for this project. The inUnison(TM) product will be provided via a standard implementation of Cisco Systems' Cisco Unified Open Network Exchange (Cisco uOne) unified messaging platform. The scope of this project is to provide basic inUnison(TM) products using this platform.

          3.   Description of Network Component.

                    a. Client will contract with Appiant to design and implement the Designated Services to support up to 50,000 and expand to 850,000 subscribers during the first year of operation.

                    b. The first phase of this project calls for the design, implementation and transition of Subscribers to support the inUnison(TM) unified information system that will host Subscribers.

                    c. Appiant will be coordinating all with Hewlett Packard who will host the inUnison(TM) environment.

4.   Network Design

               a. Appiant will use our Voice over IP Partner network as the medium to transport all VOIP calls to and from the inUnison(TM) Portal.

               b. Appiant will assist in the design and configuration of all existing Cisco components that will need QOS features turned on, to prioritize all VOIP packets both locally and remotely.

               c. Appiant will design the call flow to terminate all SNR, ANI callback and outbound dial calls to be placed from the inUnison(TM) server through the Cisco AS5300 Gateways out to the PSTN utilizing Appiant's circuit connections.

               d.   Set forth below is the Network Design.

                                 NETWORK DESIGN

                                    [graphic]

This design is subject to modification and is meant as a starting guide only. As with other sections of this Master SOW, the Parties will work together to make the relevant SOW reflect the intent of the Parties and meet the specifications of such particular SOW. When agreed upon in writing, a new Master SOW can be substituted for this Master SOW.

Infrastructure Description

Appiant owns all hardware and software necessary to deliver the inunison solution. HP is providing the facility and managing the infrastructure.

Subscribers will connect Inunison using 800 numbers or local DIDs. Calls will be terminated within the Appiant data center. Subscribers will have the option of using a number that is assigned specifically to them or a general use number for access to their portal. Subscribers will also have the ability to connect to the data center via a web interface over the public internet.

All hardware and software revisions provided by the manufacturers of the infrastructure hardware and software will be evaluated for implementation into the data center. Upgrades pushed into production will happen during scheduled downtime.

Implementation Services

1. Appiant and Client both have tasks that must be completed before Appiant can commence delivery of Operations Services. The implementation services will facilitate the actual transition, identity important contact personnel and gather the required information to begin the delivery of the Designated Services by Client.

2.   Activities that may be performed:

          . Client will provide Appiant with contact information (i.e., voice, e-mail addresses, etc.) for Client personnel providing inUnison(TM) services to Client.
          . Appiant will assign a Project Manager as the single point of contact.
          . Appiant will provide Client with documentation, in electronic format, describing the communication process.

3.   Client Responsibilities

     . Client will provide a list of authorized callers and what each is authorized to request.
     . Client will provide complete information regarding customers' existing voice mail systems, including but not limited to, network diagram(s), existing network connectivity, network resources utilized (i.e., 800 numbers, DID numbers, etc.), existing network provider, additional information to legacy system.
     . Client will provide complete information regarding legacy billing and provisioning systems and functionalities.
     . Client will assign project manager to the project for start-up and on-going support functions.

4.   Joint

     . Appiant and Client will work with Subscribers to establish specific billing and provisioning needs.

     . Appiant and Client will work with customer to determine feature set required for implementation.

5.   Subscriber will need to provide the following:

     .    Project team contact information
     .    Number of customers:
                  How many different companies?
                  How many users per company?
                  How many areas (geographical)?
     .    Specialized portal requirements.
     .    Access number
     .    DID's or 800#s
     .    Web information
     .    Domain name
     .    Mailbox Naming convention
     .    Provisioning online number preference
     .    What Marketing tools they want to use (flyers, GUI, etc.)
     .    Do they want branding?
                  If so they need to provide their company logo (3" wide), saved in .tif, .gif or .jpeg
     .    What services (features/functionality) do they want to offer
     .    Training requirements
   . What type of training do they require?
     CSR
     Field Agents
     Administration
   . Web-based training, training tools e.g., user manual, quick reference guides, F&Q's, etc.
   . Do they want to do their own provisioning?
   . Level of customer service?
   . What billing system will they use?

6.   Service Levels

   . Billing. Appiant will provide the ability to bill on in-bound and out-bound calling and Subscriber Monthly Fees in incremental 6 second cycles. There may also be a standard base fee for such billing services, which must be set forth in a relevant SOW to be effective. Credit Card Billing will be provided monthly, where Appiant will issue the credit card charge and transmit it electronically to Client. To allow Appiant to provide this service, Client will provide to Appiant in a timely manner, credit card numbers and an account number to which Appiant will transmit. Client is responsible for all chargebacks.

   . Help Desk Support. Appiant will provide second level support, with Client providing first level support.

          a.   Appiant will provide 6:00 am to 6:00 pm (PST) Subscriber support.

          b. Appiant will provide Web Based support that can be reached through an internet address and an 800 dial-in number.

          c. Appiant will provide a "Train the Trainer" program for two Client employees, which will be twice a year on Appiant's site. Client maintains it will have such trained employees train the number of employees agreed upon by the Parties and set forth in an applicable SOW.

     . Downtime. The objective of the Parties is to achieve service level commitments of 99.5% for scheduled system availability in each SOW, with the understanding that there will be 12 hours annual scheduled down time and 48 hours annually for system degradation. Anything that is solely under Appiant's direct control requires Appiant to respond to any outage within 30 minutes.

7.        Content of SOWs

          (a)  The incorporation, by reference, of the Master Agreement.

          (b)  The designation of a unique identifying number.

          (c) A detailed description of the deliverables to be provided by each party, including any documentation or training to be provided by each party.

          (d) A description of any standards or constraints to be applied to the Designated Services performed by Appiant.

          (e) A description of the consideration and terms of payment for the Designated Services or deliverables.

          (f) A description of any items of expense authorized for reimbursement to Appiant and the basis for such reimbursement.

          (g) The name, address and telephone number of Client's Project Manager and Appiant's Project Manager.

          (h) A description of assumptions or contingencies of either or both parties.

          (i) The term of the SOW and signatures of authorized representatives of Client and Appiant.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

APPIANT TECHNOLOGIES, INC.                        INPHONIC, INC.

By /s/ Douglas Zorn                             By /s/ David A. Steinberg
  ------------------------------                   --------------------------